Exhibit 99.1

For Immediate Release

Media Contact:

Eric Kalis or Todd Templin, BoardroomPR

ekalis@boardroompr.com/ttemplin@boardroompr.com

954-370-8999

Professional Holding Corp. and Marquis Bancorp Complete Merger, Creating Leading South Florida Financial Institution

CORAL GABLES, Fla. | March 27, 2020 – Professional Holding Corp. (NASDAQ: PFHD) and Marquis Bancorp, Inc. of Coral Gables today announced the completion of their merger, effective as of March 26, 2020. The merger agreement was previously announced in August 2019 and has since been approved by the shareholders of both companies and by the regulators.

Following the merger, Marquis Bancorp’s subsidiary, Marquis Bank, merged with and into Professional Holding Corp.’s subsidiary, Professional Bank, with Professional Bank continuing as the surviving bank. Based on financials as of December 31, 2019, the combined banking institution has approximately $1.7 billion in assets, making it the 12th largest community bank in Florida and the 4th largest in South Florida.

With the merger, Professional Bank will service 10 South Florida markets and remain headquartered in Coral Gables, Florida. Marquis Bank was established in 2007 and had operated branches in Coral Gables, Aventura and Fort Lauderdale.

“I welcome the Marquis team and their clients to the Professional Bank family,” said Professional Bank Chairman & CEO Daniel R. Sheehan who is also Chairman & CEO of Professional Holding Corp. “In the coming months, they will be introduced to the Professional Bank platform that includes robust digital and mobile service offerings, with the integration of both institutions already underway.”

Under the terms of the merger agreement, at the effective time of the merger, each share of Marquis Bancorp common stock that was outstanding as of immediately prior to the effective time, other than certain shares held by Marquis Bancorp or Professional Holding Corp., was converted into the right to receive 1.2048 shares of Professional Holding Corp. Class A common stock.

No fractional shares of Professional Holding Corp. Class A common stock were issued. Marquis shareholders became entitled to receive cash in lieu of fractional shares. Each share of Professional Holding Corp. Class A common stock that was outstanding as of immediately prior to the effective time remained outstanding and was unaffected by the merger.

Professional Holding Corp. completed its initial public offering and began trading Feb. 7 on the Nasdaq Global Select Market under the symbol “PFHD”.  The company raised $59.7 million from its IPO to support continued organic growth and potential future acquisitions.

“The merger’s completion is good for our shareholders, employees and clients,” said Javier J. Holtz, Marquis Bank’s Chairman and CEO. “The combined resources and people of the two banks benefit everyone.”

Wachtell, Lipton, Rosen & Katz served as legal advisor to Professional Bank, while Smith MacKinnon, PA served as legal advisor for Marquis Bank. Stephens Inc. served as financial advisor to Professional Bank, while Hovde Group served as financial advisor for Marquis Bank.

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About Professional Holding Corp. and Professional Bank:

Professional Holding Corp. (NASDAQ: PFHD), is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, other professional entrepreneurs and high net worth individuals. Professional Bank currently operates through a network of five banking centers and four loan production offices in the Miami Metropolitan Statistical Area, as well as its Digital Innovation Center located in Cleveland, Ohio. For more information, visit www.myprobank.com.

Media contacts:

Todd Templin or Eric Kalis, BoardroomPR

ttemplin@boardroompr.com/ekalis@boardroompr.com

954 370 8999